EXHIBIT 99.1
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                            EXPLANATION OF RESPONSES
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(1)  GMAM Investment Funds Trust II (the "Trust"), a group trust organized for the benefit of a number of trusts under certain employee benefit plans holds the securities referred to in line 2 of table 1 (the "Securities"). The reporting person ("GMIMCO") has retained under the Employee Retirement Income Security Act of 1974, as amended, the power to direct the voting and disposition of the Securities although it has no pecuniary interest therein. General Motors Trust Company is the trustee (the "Trustee") with respect to the Trust. GMIMCO is serving as investment manager with respect to the Securities and in that capacity it has the sole power to direct the Trustee as to the voting and disposition of the Securities. Line 1 of Table 1 relates to GMIMCO's and the Trustee's status as a 10% beneficial owner without pecuniary interest with respect to the Securities. Line 2 of Table 1 relates to the status of the Trust on behalf of which GMIMCO is making the report reflected on such line as a 10% beneficial owner that may have a pecuniary interest in the Securities. This filing should not be deemed an admission that any of GMIMCO, the Trust or the Trustee is the beneficial owner of the Securities.